UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 25, 2008

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (800) 649-2877

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 25, 2008, the Vermont Public Service Board (“PSB”) issued its Order allowing Central Vermont’s proposed rate increase to go into effect on January 1, 2009 and also opened an investigation to determine whether the 2009 rates are just and reasonable.  The Company's December 1, 2008 press release is provided below.

Central Vermont Public Service
NEWS RELEASE

Contact: Steve Costello: (802) 747-5427 work    (802) 742-3062 pager
For Immediate Release: Dec. 1, 2008

PSB approves small rate increase

RUTLAND, VT – The Vermont Public Service Board has approved a small rate increase for Central Vermont Public Service (NYSE-CV), an increase of one-third of a percent.

The increase will take effect with bills rendered starting Jan. 1, 2009.  In its order approving the rate increase, the PSB also opened an investigation to review CVPS’s rates and could reduce rates after doing so.

The bill for a residential customer who uses 500 kilowatt-hours of electricity per month will rise from $73.11 to $73.35, a difference of 24 cents.

By comparison, the same customer would pay up to $83.16 elsewhere in Vermont, and as much as $117.45 elsewhere in New England, according to the Edison Electric Institute.

“We have worked hard to control costs,” CVPS spokesman Steve Costello said.  “Our long-term contracts with Vermont Yankee and Hydro-Quebec continue to provide us with a strong competitive advantage in the Northeast.”

The new rates will serve as the base rates for a new alternative regulation framework approved by the PSB in September.  Under the plan, CVPS’s rates will be adjusted every quarter to account for specified changes in power costs, and annually for specified changes in other costs and earnings.

The new regulatory framework includes incentives to encourage CVPS to become more efficient and share related savings with customers.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Pamela J. Keefe Pamela J. Keefe Vice President, Chief Financial Officer, and Treasurer

December 1, 2008